Law Offices of

KIMBERLY L. RUDGE, P.A.

Mailing Address Only:

4654 SR 64 E, #133

Bradenton, Florida 34208

(941) 747-5290 phone

(866) 903-8504 facsimile

krudge@tampabay.rr.com

February 18, 2014

United States Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Re:  Diamond Technology Enterprises, Inc. (the “Company”)

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company’s Articles of Incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

 I have also, as counsel for the Company, examined the Registration Statement (the “Registration Statement") of the Company on Form S-1 and any amendments, covering the registration under the Securities Act of 1933 of up to 6,000,000 shares of the Company’s common stock and 2,987,820 shares of the Company’s common stock to be offered by the Company’s selling shareholders (the “Registered Shares”).

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 240,000,000 shares of Common Stock, $0.0001 par value and 10,000,000 shares of Preferred Stock, $0.0001 par value.

3. The shares of Common Stock currently issued and outstanding are duly and validly issued as fully paid and non-assessable.

Corporate ▪  Mediation  ▪  Real Estate

 Florida Supreme Court Certified Circuit Civil Mediator

Page Two

February 13, 2014

4. All of the Registered Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Sincerely,

/Kimberly L. Rudge/

Kimberly L. Rudge

Corporate ▪  Mediation  ▪  Real Estate

 Florida Supreme Court Certified Circuit Civil Mediator